ALSTON&BIRD LLP

                               One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424

                                  404-881-7000
                                Fax: 404-881-4777
                                 www.alston.com



Pinney L. Allen                                        Direct Dial: 404-881-7485

                                 April 15, 1998

Highwoods Properties, Inc.
3100 Smoketree Court, Suite 600
Raleigh, North Carolina  27604

         Re:      $5,000,000 of Debt Securities Offered by
                  Highwoods/Forsyth Limited Partnership

Ladies and Gentlemen:

         In connection with the abbreviated registration statement on Form S-3, File No. 333-_____, as in the form filed on April 15, 1998, relating to the registration of an additional $5,000,000 aggregate principal amount of debt securities ("Debt Securities"), offered by Highwoods/Forsyth Limited Partnership and incorporating by reference Form S-3 File No. 333-31183-01, as in the form filed as of January 22, 1998, relating to the registration of $420,000,000 of Debt Securities, (collectively referred to hereafter as the "Registration Statement"), you have requested our opinion concerning certain of the federal income tax consequences to Highwoods Properties, Inc. (the "Company") of its election to be taxed as a real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code").

         This opinion is based solely on various assumptions and facts as set forth in the Registration Statement and is conditioned upon certain representations made by the Company as factual matters through certificates of officers of the Company (the "Officers' Certificates") attached hereto and made a part hereof. We have made no independent inquiry as to the factual matters set forth herein. In addition, we have examined no documents other than the Registration Statement for purposes of this opinion and, therefore, our opinion is limited to matters determined through an examination of such document and the factual matters set forth in the Officers' Certificates.

         In rendering the opinions set forth herein, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

         We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States and we express no opinion with respect to the


    1211 East Morehead Street              3605 Glenwood Avenue            601 Pennsylvania Avenue, N.W.
       P. O. Drawer 34009                   P. O. Drawer 31107               North Building, Suite 250
    Charlotte, NC 28234-4009              Raleigh, NC 27622-1107             Washington, DC 20004-2601
          704-331-6000                         919-420-2200                        202-508-3300
        Fax: 704-334-2014                   Fax: 919-881-3175                    Fax: 202-508-3333

Highwoods Property, Inc.
April 15, 1998
Page 2

applicability thereto, or the effect thereon, of other federal laws, the laws of any other jurisdiction, the laws of any state or as to any matters of municipal law or the laws of any other local agencies within any state.

         Based solely on the facts in the Registration Statement and the Officers' Certificates, we are of the opinion that the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 1994 through 1997, and that the Company is in a position to continue its qualification and taxation as a REIT within the definition of Section 856(a) of the Code for the taxable year that will end December 31, 1998. With respect to 1998, we note that the Company's status as a REIT at any time during such year is dependent, among other things, upon the Company meeting the requirements of Sections 856 through 860 of the Code throughout the year and for the year as a whole. Accordingly, because the Company's satisfaction of such requirements will depend upon future events, including the precise terms and conditions of proposed transactions, the final determination of operational results, and the effect of certain provisions contained in the President's Budget Proposal for the Fiscal Year 1999 on the Company's REIT status, it is not possible to assure that the Company will satisfy the requirements to be a REIT during the taxable year that will end December 31, 1998.

         In addition, we have participated in the preparation of the material under the heading "Federal Income Tax Considerations" of the Registration Statement and we are of the opinion that the federal income tax treatment described therein is accurate in all material respects.

         This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement or the Officers' Certificates may affect the opinions stated herein.

     This opinion is furnished only to you, is solely for your use in connection with the Registration Statement, and is limited to the specific matters covered hereby and should not be interpreted to imply that the undersigned has offered its opinion on any other matter. This opinion may be relied upon only by the party to whom it is addressed and

Highwoods Property, Inc.
April 15, 1998
Page 3

may not be quoted, circulated, or used for any other purpose without our prior written consent. We, however, hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement.


                                                  Very truly yours,

                                                  ALSTON & BIRD LLP

                                                  By: /s/ Pinney L. Allen
                                                      __________________________
                                                              Pinney L. Allen

                                   CERTIFICATE

         I, MACK D. PRIDGEN, III, in my capacity as Vice-President and General Counsel of Highwoods Properties, Inc. (the "Company"), do hereby certify, to the best of my knowledge and belief after making appropriate inquiries with respect to all matters set forth below, as follows:

         1. That I am a Vice-President and the General Counsel of the Company and I am licensed to practice law in the state of North Carolina;

         2. That in such capacity, I have access to relevant information regarding each of the factual matters set forth below;

         3. That for purposes of this Certificate,

                  (a) "AFFILIATED PARTNERSHIPS" means AP-GP Southeast Portfolio Partners, L.P., Highwoods/Tennessee Holdings, L.P., AP Southeast Portfolio Partners, L.P., Highwoods/Florida Holdings, L.P., Pinellas Northside Partners, Ltd., Interstate Business Park, Ltd., Pinellas Bay Vista Partners, Ltd., Pinellas Pinebrook Partners, Ltd., Downtown Clearwater Tower, Ltd., BDBP, Ltd., Cross Bayou, Ltd., and SISBROS, Ltd., collectively;

                  (b) "CODE" means the Internal Revenue Code of 1986, as amended;

                  (c) "EASTON-BABCOCK TRANSACTION" means the proposed transaction that will occur pursuant to (1) the Master Acquisition Agreement, dated February 9, 1998, by and among Highwoods Properties, Inc., Highwoods/Forysth Limited Partnership, the Easton-Babcock Partnerships (as defined in the Agreement), the Easton-Babcock Corporations (as defined in the Agreement), Calvin H. Babcock, and Edward W. Easton, and (2) the Contribution and Exchange Agreement, dated February 9, 1998, by and between Highwoods/Forysth Limited Partnership and International Place Associates IV, Ltd.;

                  (d) "FORECLOSURE PROPERTY" means real property (including interests in real property), and any personal property incident to such real property, acquired by the real estate investment trust as a result of such trust having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was default (or default was imminent) on a lease of such property or on an indebtedness that such property secured;

                  (e) "HIGHWOODS SERVICES" means Highwoods Services, Inc., a North Carolina corporation, the equity ownership of which is owned 99% by Highwoods/Forsyth Limited Partnership and .5% each by Ronald P. Gibson and Edward J. Fritsch;

                  (f) "INDEPENDENT CONTRACTOR" means any person who does not own, directly or indirectly, more than 35% of the shares in the REIT, and, if such person is a corporation, not more than 35% of the total combined voting power of whose stock (or 35% of the total shares of all classes of whose stock), or, if such person is not a corporation, not more than 35% of the interest in whose assets or net profits is owned, directly or indirectly, by one or more persons owning 35% or more of the shares in the REIT;

                  (g) "J.C. NICHOLS TRANSACTION" means the proposed merger of J.C. Nichols Company with and into Jackson Acquisition Corp., a wholly-owned subsidiary of the Company, that will be consummated pursuant to the terms and conditions set forth in the Agreement and Plan of Merger, dated December 22, 1997, by and among Highwoods Properties, Inc., Jackson Acquisition Corp., and J.C. Nichols Company;

                  (h) "OPERATING PARTNERSHIP" means Highwoods/Forsyth Limited Partnership, a North Carolina partnership of which the Company is the sole general partner with an approximate 83% ownership interest, including a 1% general partnership interest and an 82% limited partnership interest, and various others (including officers and directors of the Company) are the remaining limited partners with an approximate 17% aggregate interest;

                  (i) "OPERATING PARTNERSHIP AGREEMENT" means the First Amended and Restated Agreement of Limited Partnership of Highwoods/Forsyth Limited Partnership, dated June 14, 1994, as amended;

                  (j) "PROHIBITED TRANSACTION" means a sale or other disposition of property, other than foreclosure property, that is stock in trade of the taxpayer or other property of a kind which would properly be included in the inventory of the taxpayer if on hand at the close of the taxable year, or property held by the taxpayer primarily for sale to customers in the ordinary course of trade or business;

                  (k) "QUALIFIED REIT SUBSIDIARY" means (1) any corporation in which a real estate investment trust owned stock during any taxable year ended on or before December 31, 1997, if 100% of the stock of such corporation was held by the real estate investment trust at all times during the period such corporation was in existence and (2) any corporation in which a real estate investment trust may own stock after the taxable year ended December 31, 1997, if 100% of the stock of such corporation is held by the real estate investment trust;

                  (l) "REAL ESTATE ASSETS" means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other real estate investment trusts that meet the requirements of Code Sections 856 through 860;

                  (m) "REGISTRATION STATEMENT" means abbreviated registration statement on Form S-3, File No. 333-_____, as in the form filed on April 15, 1998, relating to the registration of an additional $5,000,000 aggregate principal amount of debt securities offered by Highwoods/Forsyth Limited Partnership and incorporating by reference Form S-3 File No. 333-31183-01, as in the form filed as of January 22, 1998, relating to the registration of $420,000,000 aggregate principal amount of debt securities;

                  (n) "REIT" means a real estate investment trust;

                  (o) "REIT ELECTION" means an election to be taxed as a REIT under Code Section 856(c)(1); and

                  (p) "SERVICE" means the Internal Revenue Service;

         4. That I have consulted with other employees and officers of the Company regarding the matters set forth below and such persons have agreed in all respects with the representations made below;

         5. That, except as otherwise noted, all representations made below are true and complete for each of the taxable years ended December 31, 1994, through December 31, 1997, and through the date hereof; and that I have no reason to believe that such representations will not continue to be true for the taxable year that will end December 31, 1998;

         6. That the Company has operated and will continue to operate in accordance with Maryland law, its articles of incorporation, and its bylaws and in accordance with the statements and representations made in the Registration Statement;

         7. That the Operating Partnership has operated and will continue to operate in accordance with North Carolina law, the Operating Partnership Agreement, and the statements and representations made in the Registration Statement;

         8. That I am a licensed attorney familiar with the requirements for qualification as a REIT under applicable provisions of the Code, that all such requirements have been satisfied for the Company's taxable years ended December 31, 1994, through December 31, 1997 (except for the election to be taxed as a REIT for the taxable year ended December 31, 1997, which will be made on the federal income tax return for such taxable year as noted in Item 9 below); that I have no reason to believe that such requirements will not continue to be satisfied in the taxable year that will end December 31, 1998; and that I have exercised ordinary business care and prudence to attempt to satisfy such requirements and I have advised Alston & Bird LLP of any matter of which I am aware that could cause reason for concern as to whether those requirements have been or will be satisfied;

         9. That the Company has filed an election, in accordance with applicable Code requirements, to be taxed as a REIT with each of its tax returns for the periods ended December 31, 1994, through December 31, 1996, and has not taken any action to terminate such election; that the Company will file an election, in accordance with applicable Code requirements, to be taxed as a REIT with its tax return for the period ended December 31, 1997, and has not taken any action to prevent such election; that I have no reason to believe that the Company will not continue to file such election or that it will take any action to terminate such election for the period that will end December 31, 1998; and that the Company has received no notification formally or informally from the Service or any other person that such election may not be valid or has been revoked or withdrawn in any respect;

         10. That the Company is and will continue to be managed by one or more of its directors who have exclusive authority over the management of the Company, the management of its officers, and the management and disposition of the Company's property;

         11. That the beneficial ownership of the Company is and will continue to be evidenced by transferable shares; and that there are no restrictions on the transferability of such shares either in the Articles of Incorporation or in any agreement to which the Company is a party, other than the restrictions set forth in the Articles of Incorporation that permit the directors to redeem shares or refuse to transfer shares in any case where such directors, in good faith, believe that a failure to redeem or that a transfer of shares would result in the loss of the Company's REIT status;

         12. That the Company has been a domestic corporation during its entire existence;

         13. That the Company has not been, is not, and will not be (i) a bank, a mutual savings bank, a cooperative bank, a domestic building and loan association or other savings institution, a small business investment company operating under the Small Business Investment Act of 1958, or a corporation created under state law for the purpose of promoting, maintaining, and assisting the economy within a state by making loans, or (ii) an insurance company;

         14. That at no time during the last half of any taxable year for which a REIT election has been made or during the taxable year ended December 31, 1997, for which a REIT election will be made has more than 50% of the value of the Company's outstanding stock been beneficially owned by five or fewer individuals, taking into consideration the applicable attribution rules, which generally apply a look-through provision to determine constructive stock ownership; and that the Company will take all measures within its control to ensure that, at no time during the last half of any taxable year for which a REIT election will be made will more than 50% of the value of the Company's outstanding stock be beneficially owned by or for five or fewer individuals;

         15. That the record and beneficial ownership of the Company has been and will be held by 100 or more persons;

         16. That at least 95% of the gross income derived by the Company (including the income derived through its ownership of the Operating Partnership and the Affiliated Partnerships) in all taxable years consisted of: (i) amounts derived from rental of real property, including rents attributable to personal property as described in representation (20) below and including charges for services customarily furnished or rendered in connection with the rental of such real property, whether or not such charges are separately stated, but excluding rents received from parties in which the Company owns 10% or more of the vote or value of equity ownership of such party and excluding amounts received or accrued with respect to any real or personal property if the Company furnishes noncustomary services to the tenants or manages or operates such property other than through an independent contractor from which neither the Company nor the Partnership derives any form of income; (ii) interest; (iii) gain realized upon the sale of all or a portion of a Real Estate Asset that is not a Prohibited Transaction; (iv) dividends; (v) abatements and refunds of tax; (vi) income and gain from Foreclosure Property; and (vii) amounts for making loans by secured properties or to purchase or lease real property; and that I have no reason to believe that such 95% gross income test will not continue to be met for the taxable year that will end December 31, 1998;

         17. That at least 75% of the gross income derived by the Company (including the income derived through its ownership of the Operating Partnership and the Affiliated Partnerships) in all taxable years consisted of: (i) amounts derived from rental of real property, including rents attributable to personal property as described in representation (20) below and including charges for services customarily furnished or rendered in connection with the rental of such real property, whether or not such charges are separately stated, but excluding rents received from parties in which the Company owns 10% or more of the vote or value of equity ownership of such party and excluding amounts received or accrued with respect to any real or personal property if the Company furnishes noncustomary services to the tenants or manages or operates such property other than through an independent contractor from which neither the Company nor the Partnership derives any form of income; (ii) interest on obligations secured by mortgages on real property or on interests in real property; (iii) gain realized upon the sale of all or a portion of the real property; (iv) abatements and refunds of property tax; (v) income and gain derived from Foreclosure Property;
(vi) amounts for agreeing to make loans secured by real property or to purchase or lease real property; and (vii) gain from the sale or disposition of a Real Estate Asset that is not a Prohibited Transaction; and that I have no reason to believe that such 75% gross income test will not continue to be met for the taxable year that will end December 31, 1998;

         18. That less than 30% of the gross income of the Company (including the income derived through its ownership of the Operating Partnership and the Affiliated Partnerships) in all taxable years was derived from (i) the sale or other disposition of stock or securities held for less than one year; (ii) property in a transaction that is a

Prohibited Transaction; and (iii) real property (including interests in real property and interests in mortgages on real property) held for less than four years other than property compulsorily or involuntarily converted and property that is Foreclosure Property;

         19. That the Company, the Operating Partnership and the Affiliated Partnerships, have not entered into and will not enter into any lease, agreement, or other arrangement in connection with the rental of real property under which any amount payable to the Company, the Operating Partnership, or the Affiliated Partnerships depends or will depend in whole or in part on the income or profits derived from any tenant (or sub-tenant) of such real property (except that such an amount may be based on a fixed percentage or percentages of gross receipts or sales);

         20. That (i) less than 15% of the rent received or accrued from any lease of real property has been and will be attributable to personal property;
(ii) any such personal property has been and will be leased under or in connection with a lease of the real property; and (iii) no personal property owned by the Company or the Operating Partnership at any time has had or will have significant value in excess of its adjusted basis for federal income tax purposes;

         21. That for purposes of Items 16 and 17 above, "rent" does not include rent received for any real property directly or indirectly from any person in which the Company owns (i) in the case of a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total number of shares of all classes of stock; or (ii) in the case of an entity other than a corporation, an interest of 10% or more in the assets or net profits of such entity; (for purposes of this representation, ownership is determined by taking into account the attribution rules, which generally apply a look-through provision to determine constructive stock ownership);

         22. That the fair market value of any real property (or, with respect to any construction loan, the fair market value of the land plus the reasonably estimated cost of the improvements other than personal property) securing a note, determined at the time the Company became bound to make the loan, is equal to or exceeds the amount of the loan;

         23. That no interest (including interest on obligations secured by mortgages on real property or interests in real property) received or accrued, directly or indirectly, by the Company, its Qualified REIT Subsidiaries, the Operating Partnership, or the Affiliated Partnerships has been or will be determined in whole or in part by reference to the income or profits derived by any person;

         24. That neither the Company, its Qualified REIT Subsidiaries, the Operating Partnership, nor the Affiliated Partnerships have owned any Foreclosure Property (other than property the income from which would not cause the statements contained in Items 16 and 17 above to no longer be true).

         25. That the Company has reviewed and will continue to review all leases for each property to ensure that such leases conform with all REIT requirements;

         26. That neither the Company, the Operating Partnership, nor the Affiliated Partnerships, have provided or will provide any services to any tenant other than services that would be considered customarily furnished or rendered in connection with the rental of real property, such as the furnishing of water, heat, lights, trash collection, and maintenance of common areas or, for taxable years beginning after December 31, 1997, that would generate impermissible service income in an amount that exceeds 1% of all amounts received or accrued during the taxable year, directly or indirectly, by the Company with respect to such property, with the amount treated as received or accrued by the Company for such impermissible services not being less than 150% of the direct cost of the Company in furnishing or rending such services;

         27. That neither the Company, its Qualified REIT Subsidiaries, the Operating Partnership, nor the Affiliated Partnerships have conducted a business from which they have earned fees for services they have performed except for the de minimis service income noted in Item 26 above;

         28. That no Independent Contractor providing management and operating functions for either the Company, the Operating Partnership, or the Affiliated Partnerships, or any of their properties has any ownership interest in the Company in excess of 35%;

         29. That at the close of each quarter of any taxable year that the Company has made or will make a REIT election, at least 75% of the total combined value of its assets, including its proportionate share of the assets of the Operating Partnership and the Affiliated Partnerships, has or will consist of Real Estate Assets, cash and cash items (including receivables), and government securities;

         30. That at the close of each quarter of any taxable year that the Company has made or will make a REIT election not more than 25% of the value of the Company's total assets (including those assets owned indirectly through the Operating Partnership or the Affiliated Partnerships) has been or will be represented by securities (other than government securities) for purposes of this calculation limited in respect of any one issuer to an amount not greater in value than 5% of the value of the total assets of the Company and to not more than 10% of the outstanding voting securities of such issuer;

         31. That the Company's pro rata share of the value of the securities of Highwoods Services has not exceeded 5% of the total value of the Company's assets at the end of any calendar quarter; that 1% of the voting stock of Highwoods Services is owned by Ronald P. Gibson and Edward J. Fritsch; that the Company has no informal or formal agreement with Highwoods Services or the other shareholders of Highwoods Services regarding the voting of the Highwoods Services stock; and that the stock owned by Ronald P. Gibson and Edward J. Fritsch is not subject to any voting or purchase agreement that effectively would deny such individuals of the economic rights of such stock;

         32. That the Company, the Operating Partnership, and the Affiliated Partnerships have held and hold all real property and all other assets for investment purposes and not as (i) stock in trade or other property of a kind which would properly be includible in inventory if on hand at the close of the taxable year, or (ii) property held primarily for sale to customers in the ordinary course of the trade or business of the Operating Partnership or the Company;

         33. That for each taxable year for which a REIT election has been or will be made the Company has distributed or will distribute an amount equal to or exceeding the sum of 95% of the Company's real estate investment trust taxable income for such taxable year, determined without regard for the deduction for dividends paid and by excluding any net capital gain, and 95% of the excess of the net income from Foreclosure Property over the tax imposed on such income, reduced by, any excess noncash income;

         34. That, in each taxable year for which a REIT election has been or will be made, the dividends paid by the Company on the Company's common stock were made pro rata, with no preference to any share of the common stock as compared with other such shares;

         35. That for each taxable year for which a REIT election has been or will be made the Company has and will (i) maintain stock records that disclose actual ownership of the Company's outstanding stock, and (ii) within 30 days of each taxable year end, demand a written statement from shareholders of record for the purpose of disclosing actual ownership as required by Treas. Reg.
Section 1.857-8;

         36. That the Company has at all times adopted and will continue to use a calendar year accounting period;

         37. That other than the direct ownership of the stock in Highwoods/Florida GP Corp., Highwoods Realty GP Corp., Highwoods/Tennessee Properties, Inc., Jackson Acquisition Corporation, Florida Transition Co. II, Garcia Property Management, Inc., Westshore Square, Inc., and Garcia, Meyers Co., and the indirect ownership of stock in Highwoods Services and its subsidiaries, Southeast Realty Options Corp. and PSC Acquisition Corporation (which is owned through RC One LLC), the Company has owned no stock or other voting securities in any corporation (including mutual funds) at the close of any quarter of any taxable year ended on or before December 31, 1997, or as of the date hereof;

         38. That each of Highwoods/Florida GP Corp., Highwoods Realty GP Corp., Highwoods/Tennessee Properties, Inc., Jackson Acquisition Corporation, Florida

Transition Co. II, Garcia Property Management, Inc., Westshore Square, Inc., and Garcia, Meyers Co. is a Qualified REIT Subsidiary;

         39. That the stock of Garcia Property Management, Inc. was acquired for cash by Company; and that, at the time of such transaction, Garcia Property Management, Inc. was a Subchapter S corporation and had no accumulated Subchapter C earnings and profits;

         40. That the stock of Garcia, Meyers Co. was acquired for cash by the Company; and that, at the time of such transaction, Garcia, Meyers Co. was a Subchapter S corporation and had no accumulated Subchapter C earnings and profits;

         41. That the stock of Westshore Square, Inc. was acquired for cash by the Company; and that, at the time of such transaction, Westshore Square, Inc. was a Subchapter S corporation and had no accumulated Subchapter C earnings and profits;

         42. That the Operating Partnership and the Affiliated Partnerships are the only partnerships in which the Company has held a direct or indirect interest at the close of any quarter of any taxable year ended on or before December 31, 1997, or as of the date hereof; that each of these partnerships were formed as partnerships under the laws of the applicable states; that Shockoe Plaza LLC, which is owned 99% by the Operating Partnership and 1% by Highwoods Services, and RC One LLC, which is owned 100% by Highwoods Services, were formed as limited liability companies under the laws of the applicable states and elected to be treated as partnerships for federal income tax purposes; that all such partnerships (including Shockoe Plaza LLC and RC One
LLC) have made no election to be treated as a corporation or any other type of entity for federal income tax purposes; and that the Company has received no notification formally or informally from the Service or any other person challenging the status of any of these entities as a partnership for federal income tax purposes;

         43. That the Company is conducting due diligence and I have no reason to believe that the Easton-Babcock Transaction or the ownership of any of the properties acquired directly or indirectly thereby will cause the Company to fail to satisfy any of the matters set forth in this Certificate or to fail to qualify as a REIT in the taxable year that will end December 31, 1998;

         44. That the Company is conducting due diligence and I have no reason to believe that the J.C. Nichols Transaction or the ownership of any of the properties acquired directly or indirectly thereby will cause the Company to fail to satisfy any of the matters set forth in this Certificate or to fail to qualify as a REIT in the taxable year that will end December 31, 1998;

         45. That the Company is not a party to any stock or asset purchase agreement, including any plan of merger or reorganization, that will cause the Company to fail to satisfy any of the matters set forth in this Certificate or to fail to qualify as a REIT in the taxable year that will end December 31, 1998;

         46. That the Company has filed timely income tax returns in each year of its existence and has not included any information in such returns due to fraud with an intent to evade taxes;

         47. That the Company's ownership interests in the Operating Partnership and its other directly or indirectly held subsidiaries (the "Subsidiaries") are held free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity;

         48. That the Company will undertake to advise you of any change in the representations made herein for so long as the Registration Statement referred to above remains in effect; and

         49. That, in rendering an opinion in connection with the Registration Statement, Alston & Bird is entitled to rely on the factual representations set forth in previous Officer's Certificates to the extent that such representations are not otherwise reflected herein.

         The foregoing Certification is provided to Alston & Bird LLP in connection with rendering an opinion regarding the qualification of the Company as a REIT and may not be relied upon for any other purpose or by any other party. It is understood that such opinion is limited to the factual matters revealed pursuant hereto and other materials provided to them and that to the extent required, I have asked questions of the appropriate individuals to confirm the foregoing answers, and to the best of my knowledge and belief such answers are true, correct, and complete and in no way are misleading.



                                           /s/ Mack D. Pridgen, III
April 15, 1998                             ____________________________
                                           MACK D. PRIDGEN, III
                                           Vice-President and General Counsel
                                           Highwoods Properties, Inc.

                                   CERTIFICATE

         I, CARMAN J. LIUZZO, in my capacity as Vice-President, Chief Financial Officer, and Treasurer of Highwoods Properties, Inc. (the "Company"), do hereby certify, to the best of my knowledge and belief after making appropriate inquiries with respect to all matters set forth below, as follows:

         1. That I am a Vice-President, Chief Financial Officer, and Treasurer of the Company;

         2. That in such capacity, I have access to relevant information regarding each of the factual matters set forth below;

         3. That for purposes of this Certificate, "Registration Statement" means abbreviated registration statement on Form S-3, File No. 333-_____, as in the form filed on April 15, 1998, relating to the registration of an additional $5,000,000 aggregate principal amount of debt securities, offered by Highwoods/Forsyth Limited Partnership, including Form S-3 File No. 333-31183-01, as in the form filed as of January 22, 1998, which is incorporated by reference, relating to the registration of $420,000,000 aggregate principal amount of debt securities;

         4. That the description of the Company, its properties, and its method of operation contained in the Registration Statement is accurate and complete in all material aspects with respect to this opinion; and

         5. That the Company will undertake to advise you of any change in the representations made herein for so long as the Registration Statement referred to above remains in effect.

         The foregoing Certification is provided to Alston & Bird LLP in connection with rendering an opinion regarding the qualification of the Company as a real estate investment trust and may not be relied upon for any other purpose or by any other party. It is understood that such opinion is limited to the factual matters revealed pursuant hereto and other materials provided to them and that to the extent required, I have asked questions of the appropriate individuals to confirm the foregoing answers, and to the best of my knowledge and belief such answers are true, correct, and complete and in no way are misleading.


April 15, 1998                      /s/ Carman J. Liuzzo
                                    ____________________________
                                    CARMAN J. LIUZZO
                                    Vice-President, Chief Financial Officer, and
                                    Treasurer
                                    Highwoods Properties, Inc.